Exhibit 99.1

        California Pizza Kitchen, Inc. Authorizes $20,000,000
                       Share Repurchase Program

    LOS ANGELES--(BUSINESS WIRE)--Aug. 16, 2004--California Pizza Kitchen, Inc., (NASDAQ:CPKI) announced today that the Company's Board of Directors has authorized management to repurchase up to $20,000,000 of California Pizza Kitchen, Inc. common stock from time to time in the open market and through privately negotiated transactions under a new share repurchase program. The repurchase program will operate under parameters established by the Board of Directors and as market conditions permit.
    Rick Rosenfield and Larry Flax, Co-Chairmen and Co-CEOs, commented, "We are pleased with the Board's unanimous decision to authorize a share repurchase program. Under the right circumstances, we believe it can be an excellent, accretive use of our cash and a great complement to the return-on-investment generated from new stores. Ultimately, the program is part of an overall capital allocation strategy aimed at generating solid, total returns for our shareholders over the long run."
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.84. The chain operates, licenses or franchises 169 restaurants as of August 16, 2004 of which 140 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.



    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000